Exhibit 10.1

FIRST AMENDMENT TO THE

AMGEN RETIREMENT AND SAVINGS PLAN

(AS AMENDED AND RESTATED EFFECTIVE AS OF JANUARY 1, 2006)

The following sections of the Amgen Retirement and Savings Plan are hereby amended effective as of May 10, 2006, unless provided otherwise herein, as follows:

1.	Section 2.1 of the Plan shall be amended in its entirety to read as follows:

“Accounts” means the separate accounts described in Article 6 maintained for each Participant as a part of the Trust Fund. Each Participant’s Accounts are credited with the Participant’s Employee Contributions, his or her share of Company Contributions and Forfeitures, any income, gains, expenses and losses accruing on amounts previously credited to the Accounts, and are adjusted to reflect transfers and withdrawals. Each of the Participant’s Accounts, as described in Article 6, may be comprised of subaccounts for recordkeeping purposes, as necessary.”

2.	Section 2.15 of the Plan shall be amended in its entirety to read as follows:

“Compensation” is the term generally used under the Plan to describe the amount with respect to which Plan contributions are made and means an Eligible Employee’s wages, salaries, fees for professional services, and other amounts received (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with any member of the Affiliated Group to the extent that the amounts are includable in gross income (including, but not limited to, commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, bonuses, fringe benefits, and reimbursements or other expense allowances under a nonaccountable plan (as described in Treasury Regulation Section 1.62-2(c)), but excluding any “goods and services allowance” provided to certain expatriate staff members.

“Compensation” shall also include: (a) any amount the Participant has elected to defer under this Plan or any cafeteria plan under Section 125, Section 402(e)(3), Section 402(h), and Section 403(b) of the Code; (b) compensation deferred under an eligible deferred compensation plan within the meaning of Section 457(b) of the Code (deferred compensation plans of state and local governments and tax-exempt organizations); and (c) employee contributions (under governmental plans) described in Section 414(h)(2) of the Code that are picked up by the employing unit and thus are treated as employer contributions.

In addition, an Employee who is in qualified military service, as defined in Section 414(u)(5) of the Code, shall be treated as receiving compensation from the Company during such period of qualified military service equal to: (a) the compensation the Employee would have received during such period if the Employee were not in qualified military service, determined based on the rate of pay the Employee would have received from the Company but for absence during the period of qualified military service; or (b) if the compensation the Employee would have received during such period was not reasonably certain, the Employee’s average compensation from the Company during the 12-month period immediately preceding the qualified military service (or, if shorter, the period of employment immediately preceding the qualified military service).

“Compensation” shall not include:

(a) any Company Contributions or other contributions made by any member of the Affiliated Group to a plan of deferred compensation to the extent that, before the application of the limitations of Section 415 of the Code to that plan, the contributions are not includible in the gross income of the Employee for the taxable year in which contributed. In addition, Company contributions made on behalf of an Employee to a simplified employee pension described in Section 408(k) of the Code are not considered Compensation for the taxable year in which contributed. Additionally, any distributions from a plan of deferred compensation are not considered Compensation for purposes of Section 415 of the Code, regardless of whether such amounts are includible in the gross income of the Employee when distributed. However, any amount received by an Employee pursuant to an unfunded non-qualified plan is permitted to be considered Compensation for purposes of Section 415 of the Code in the year the amounts are includible in the gross income of the Employee;

(b) amounts realized from the exercise of a nonqualified stock option (or when restricted stock (or property) held by an Employee either becomes freely transferable or is no longer subject to a substantial risk of forfeiture under Section 83 of the Code);

(c) amounts realized from the sale, exchange or other disposition of stock acquired under a qualified stock option;

(d) other amounts which receive special tax benefits, such as premiums for group-term life insurance (but only to the extent that the premiums are not includible in the gross income of the Employee), or contributions made by the Company (whether or not under a salary reduction agreement) towards the purchase of an annuity contract described in Section 403(b) of the Code (whether or not the contributions are excludable from the gross income of the Employee); or

(e) amounts in excess of the Compensation Limitation.” Effective July 1, 2006, “Compensation” for Eligible Employees of Amgen Fremont Inc. shall not include compensation earned by such Eligible Employees prior to their participation in the Plan.

3.	Section 3.4 of the Plan shall be amended by deleting the last paragraph in its entirety and replacing it with the following:

“Notwithstanding the foregoing, in accordance with Section 11.4, participation is also suspended for 6 months if a Participant takes a Hardship Withdrawal. A Participant shall not make Participant Elected Contributions or Catch-up Contributions or receive any allocation of Matching Contributions with respect to a period of suspended participation following a Participant’s taking of a Hardship Withdrawal, but a suspended Participant’s Accounts shall remain invested as a part of the Trust Fund and shall continue to share in the gains, income, losses and expenses of the Trust Fund. Notwithstanding the foregoing, a Participant who is suspended in accordance with Section 11.4 shall: (i) continue to receive an allocation of Nonelective Contributions during the period of suspended participation, and (ii) receive any allocation of Matching Contributions, including true-up Matching Contributions as described in Section 5.1(b), with respect to Participant Elected Contributions or Catch-up Contributions made by the Participant prior to the period of suspended participation and which are contributed to the Plan by the Company during the Participant’s period of suspended participation.”

4.	Section 7.2 of the Plan shall be amended by adding an additional paragraph to read as follows:

“Notwithstanding the preceding paragraphs, any Forfeiture arising under Section 7 or any other provision of the Plan shall be applied to reduce Nonelective Contributions or Matching Contributions, including reinstated contributions, for the Plan Year.”

5.	Section 7.4 of the Plan shall be amended in its entirety to read as follows:

“Lost Participant or Beneficiary. In the event that a Beneficiary or Participant cannot be located at the time a benefit is payable from the Plan to him or her, then at the close of the 12-consecutive-month period following the date on which the amount became payable, the amount shall be treated as a Forfeiture. Such a Forfeiture shall nevertheless be reinstated, without interest, if the Participant or Beneficiary subsequently is located and makes a valid claim for the benefit. Such reinstated amount shall be made from any Forfeitures for such Plan Year, as permitted under Section 7.2; otherwise, the Company shall make additional contributions to the Plan, as necessary.”

6.	Section 11.2 of the Plan shall be amended by deleting the first sentence of the first paragraph and replacing it with the following:

“A Participant who is an Employee may take a Hardship Withdrawal of all or any portion of his or her previously unwithdrawn Participant Elected Contributions, Catch-up Contributions, and Rollover Contributions and earnings thereon accrued prior to January 1, 1988.”

7.	Section 11.4 of the Plan shall be amended in its entirety to read as follows:

“Consequences of a Hardship Withdrawal. Participation is suspended for 6 months if a Participant takes a Hardship Withdrawal. For a period of 6 months following a Participant’s taking of a Hardship Withdrawal, the Participant shall not: (i) make Participant Elected Contributions or Catch-up Contributions under the Plan; (ii) make employee before and after-tax contributions to the other qualified and nonqualified deferred compensation plans sponsored by members of the Affiliated Group; and (iii) receive any allocation of Matching Contributions. Notwithstanding the foregoing, a Participant who takes a Hardship Withdrawal shall: (i) continue to receive an allocation of Nonelective Contributions during the period of suspended participation, and (ii) receive any allocation of Matching Contributions, including true-up Matching Contributions as described in Section 5.1(b), with respect to Participant Elected Contributions or Catch-up Contributions made by the Participant prior to the period of suspended participation and which are contributed to the Plan by the Company during the Participant’s period of suspended participation. A suspended Participant’s Accounts shall remain invested as a part of the Trust Fund and shall continue to share in the gains, income, losses and expenses of the Trust Fund.”

8.	Effective January 1, 2003, a new Appendix C is hereby added to the Plan in substantially the form attached hereto.

9.	Effective July 1, 2006, Appendix A of the Plan is restated in its entirety to include the following Participating Employers:

Amgen Clinical Development 7, Limited

Amgen Clinical Development 8, Limited

Amgen SF, LLC

Amgen USA Inc.

Amgen Worldwide Services, Inc.

Immunex Corporation

Immunex Manufacturing Corporation

Immunex Rhode Island Corporation

Tularik Pharmaceutical Company

Amgen Fremont Inc.

10.	In all respects not amended, the Plan is hereby ratified and confirmed.

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To record this First Amendment to the Plan as set forth herein, Amgen Inc. has caused its authorized officer to execute this document this 16th day of May, 2006.

AMGEN INC.

By:	/s/ Brian McNamee

Title:	Senior Vice President, Human Resources

Appendix C

Provisions Relating to the Merger of the Immunex Corporation Profit Sharing 401(k) Plan

into the Amgen Retirement and Savings Plan

1.	Introduction. On July 16, 2002, Amgen Inc. (the “Company”) acquired Immunex Corporation and, in connection with the acquisition, the Company assumed sponsorship of the Immunex Corporation Profit Sharing 401(k) Plan (the “Immunex Plan”).

2.	Merger of Immunex Plan. The Immunex Plan shall be merged into the Plan effective as of January 1, 2003, and shall be continued in the form of the Plan. The merger of the Immunex Plan into the Plan and the transfer of assets described in Paragraph 4 below shall be made in accordance with Code Sections 401(a)(12) and 414(l) and the regulations thereunder.

3.	Participation. Each participant in the Immunex Plan on December 31, 2002, shall become a Participant in the Plan on January 1, 2003, but only with respect to such participant’s accounts that are transferred from the Immunex Plan. Each such participant and beneficiary who have an account balance transferred from the Immunex Plan to the Plan shall be referred to herein as a “Former Immunex Participant.” A Former Immunex Participant shall not be eligible to participate in the Plan for periods on and after January 1, 2003 unless such person is otherwise eligible to participate in the Plan without regard to the provisions of this Appendix C.

4.	Transfer of Assets. The assets of the trust under the Immunex Plan shall be transferred to the Trustee of the trust for the Plan, which serves as the funding vehicle for the Plan, on or as soon as administratively practicable after January 1, 2003.

5.	Transfer of Account Balances. All accounts maintained under the Immunex Plan shall be adjusted as of January 1, 2003, and the net credit balances in such accounts, as adjusted, shall be transferred to the Plan and credited as of January 1, 2003 to the corresponding accounts maintained for the Former Immunex Participants under the Plan. Such balances, adjusted for subsequent earnings and losses, are referred to as “Former Immunex Accounts.”

6.	Vesting. Participants under the Immunex Plan credited with an hour of service on or after January 1, 2003 prior to a five-year Break in Service shall be 100% vested in their Former Immunex Accounts under the Plan effective as of January 1, 2003.

7.	Service Crediting. Service credited under the Immunex Plan shall be recognized for purposes of determining both eligibility and vesting for Former Immunex Participants under the Plan.

8.	Transfer of Records. On or as soon as administratively practicable after January 1, 2003, the plan administrator of the Immunex Plan shall transfer to the Plan Administrator of the Plan all administrative records maintained with respect to participants and beneficiaries who had account balances under the Immunex Plan on January 1, 2003.

9.	Use of Terms. Terms used in this Appendix C with respect to the Immunex Plan and the Plan shall, unless defined in this Appendix C, have the meanings of those terms as defined in the Immunex Plan or the Plan, as the case may be. All of the terms and provisions of the Plan shall apply to this Appendix C except that where the terms of the Plan and this Appendix C conflict, the terms of this Appendix C shall govern.